Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Elephant Oil Corp.

(Exact Name of Registrant as Specified in its Charter)

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(4)
Units consisting of:	$23,000,000	$2,132.10
Common shares, $0.0001 par value, included in the units(5)	—	—
Warrants included in the units(5)(6)	—	—
Common shares underlying the warrants included in the units	$23,000,000	$2,132.10
Representative’s warrant(7)	—	—
Common shares underlying representative’s warrant(8)	$1,150,000	$106.61
Total	$47,150,000	$4,370.81

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase.

(3)	Pursuant to Rule 416 under the Securities Act the common shares registered hereby also include an indeterminate number of common shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(4)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(5)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.

(6)	There will be issued warrants to purchase one common share. The warrants are exercisable at a per share exercise price equal to 125% of the offering price of one Unit.

(7)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(8)	The Registrant has agreed to issue, at the closing of this offering, warrants to EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters, entitling it to purchase the number of common shares equal to five percent (5%) of the common shares to be issued and sold in this offering (including any common shares sold pursuant to exercise of the underwriter option). The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time, and from time to time, in whole or in part, during the three-year period commencing six months from the effective date of the offering. The registration statement also covers common shares issuable upon the exercise of the representative’s warrants.

(9)	Previously paid.